Exhibit 1

JOINT FILING AGREEMENT

                In accordance with Rule 13d-1(f) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13D (including amendments thereto) with respect to the Class A Common Stock, par value $.001 per share, of Lpath, Inc. and that this Agreement be included as an Exhibit to such joint filing.

                IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 13 day of December 2007.

THE LETITIA H SWORTWOOD REVOCABLE TRUST # 1 DATED SEPTEMBER 16, 1992

By:	/s/Letitia Swortwood
Letitia Swortwood, Trustee

/s/Letitia Swortwood
Letitia Swortwood